Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 4, 2003)	Registration No. 333-108730

$1,425,000,000

Schlumberger Limited

1.500% Series A Convertible Debentures due June 1, 2023

2.125% Series B Convertible Debentures due June 1, 2023

and

Common Stock Issuable Upon Conversion of the Debentures

This document supplements the prospectus of Schlumberger Limited dated November 4, 2003 relating to the 1.500% Series A Convertible Debentures due June 1, 2023, the 2.125% Series B Convertible Debentures due June 1, 2023 and the shares of common stock issuable upon conversion of the debentures. The information in this prospectus supplement replaces and supersedes the information set forth under the heading “Selling Securityholders” in the prospectus dated November 4, 2003 and in all prior prospectus supplements to that prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “SLB.” On December 18, 2003, the closing sale price of our common stock as reported on the New York Stock Exchange was $52.75 per share.

Investing in the debentures and our common stock involves risks. See “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 19, 2003.

SELLING SECURITYHOLDERS

We originally issued the debentures in a private placement to Citigroup Global Markets Inc. and Goldman, Sachs & Co. The debentures were resold by the initial purchasers to qualified institutional buyers within the meaning of Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. The selling securityholders may from time to time offer and sell, pursuant to this prospectus supplement and the accompanying prospectus, any or all of the debentures listed below and our common stock issued upon conversion of the debentures. When we refer to “selling securityholders” in this prospectus supplement and the accompanying prospectus, we mean those persons listed in the table below, as well as pledges, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The following table sets forth certain information concerning the principal amount of debentures beneficially owned by each selling securityholder and the number of shares of common stock issuable upon conversion of the debentures that may be offered from time to time pursuant to this prospectus supplement and the accompanying prospectus. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

We have prepared the table below based on information furnished to us by the selling securityholders. However, a selling securityholder may already have or may in the future offer and sell, transfer or otherwise dispose of some or all of its debentures in transactions exempt from the registration requirements of the Securities Act without notifying us. As a result, the same debentures may be included in the table below as being held by more than one holder and, therefore, the principal amount of debentures listed below may exceed the amounts that we originally issued. In no event, however, will the total principal amount of Series A debentures and Series B debentures to be sold hereunder exceed $975,000,000 and $450,000,000, respectively. Further, we cannot give an estimate as to the amount of the debentures or common stock issuable upon conversion of the debentures that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their debentures or the underlying common stock pursuant to the offering contemplated by this prospectus supplement and the accompanying prospectus or otherwise in transactions exempt from the registration requirements of the Securities Act. Please read “Plan of Distribution” in the accompanying prospectus.

Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements from time to time, if required.

The number of shares of common stock shown in the table below assumes conversion of the full amount of debentures held by such holder at the initial conversion rate of 13.8255 shares per $1,000 principal amount of Series A debentures and 12.5000 shares per $1,000 principal amount of Series B debentures. These conversion rates are subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the debentures. Cash will be paid instead of fractional shares, if any.

Name	Principal Amount of Series A Debentures Beneficially Owned That May Be Sold	Percentage of Series A Debentures Outstanding	Principal Amount of Series B Debentures Beneficially Owned That May Be Sold	Percentage of Series B Debentures Outstanding	Number of Shares of Common Stock Underlying the Debentures and Offered Hereby		Percentage of Common Stock Outstanding(1)
ABC Ltd.	110,000	*	0	—	1,520		*
Acuity Master Fund, Ltd.	2,500,000	*	0	—	34,563		*
ADI Alternative Investments	0	—	35,400,000	7.9	442,500		*
AIG DKR Soundshore Strategic Holding Fund Ltd.	3,000,000	*	0	—	41,476		*
Alembic Limited	110,000	*	0	—	1,520		*
Allstate Insurance Company	0	—	2,500,000	*	31,250	(2)	*
Allstate Life Insurance Company	0	—	9,500,000	2.1	118,750	(3)	*
AM Investment D Fund (QP) LP	550,000	*	0	—	7,604		*
AM Investment E Fund Ltd.	3,150,000	*	0	—	43,550		*
American Century Equity Income	0	—	37,013,000	8.2	462,662		*
American Investors Life Insurance Company	200,000	*	0	—	2,765		*
AmerUS Life Insurance Company	1,500,000	*	2,000,000	*	45,738		*
Arbitex Master Fund, L.P.	38,500,000	3.9	0	—	532,281		*
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.	10,200,000	1.0	9,200,000	2.0	256,020		*
Argent Classic Convertible Arbitrage Fund LP	5,200,000	*	4,500,000	1.0	128,142		*
Argent LowLev Convertible Arbitrage Fund LLC	5,300,000	*	2,700,000	*	107,025		*
Argent LowLev Convertible Arbitrage Fund Ltd.	29,900,000	3.1	14,500,000	3.2	594,632		*
Arlington County Employees’ Retirement System	450,000	*	0	—	6,221		*
Arpeggio Fund	0	—	12,050,000	2.7	150,625		*
Asset Insurance Company Ltd.	470,000	*	0	—	6,497		*
Associated Electric & Gas Insurance Services Limited	1,500,000	*	0	—	20,738		*
Atticus Global Advisors, Ltd.	5,000,000	*	0	—	69,127		*
Attorney’s Title Insurance Fund	165,000	*	0	—	2,281		*
Aviva Life Insurance Company	0	—	1,500,000	*	18,750		*
Banc of America Securities LLC	0	—	375,000	*	4,687		*
Banca Del Gottardo Lugano	250,000	*	0	—	3,456		*
Bankers Life Insurance Company of New York	100,000	*	0	—	1,382		*
Banque Generale du Luxembourg S.A.	15,000,000	1.5	0	—	20,738		*
Barclays Global Investors Diversified Alpha Plus Funds	0	—	298,000	*	3,725		*
Bay State Insurance Company Ltd.	170,000	*	0	—	2,350		*
BBT Fund, L.P.	8,000,000	*	0	—	110,604		*
Bear Stearns International Limited (BSIL)	30,000,000	3.1	0	—	414,765		*
Bear, Stearns & Co. Inc.	21,250,000	2.2	5,000,000	1.1	356,291		*
Black Diamond Convertible Offshore LDC	2,830,000	*	0	—	39,126		*
Black Diamond Offshore Ltd.	1,580,000	*	0	—	21,844		*
Boilermakers Blacksmith Pension Trust	1,110,000	*	0	—	15,346		*
California State Auto Association ASNF	0	—	105,000	*	1,312		*
California State Auto Association Inter-Insurance	0	—	600,000	*	7,500		*
California State Auto Association Retirement Pension Plan	0	—	110,000	*	1,375		*

Name	Principal Amount of Series A Debentures Beneficially Owned That May Be Sold	Percentage of Series A Debentures Outstanding	Principal Amount of Series B Debentures Beneficially Owned That May Be Sold	Percentage of Series B Debentures Outstanding	Number of Shares of Common Stock Underlying the Debentures and Offered Hereby	Percentage of Common Stock Outstanding(1)
Captive Investors Fund Ltd.	800,000	*	0	—	11,060	*
Car Reinsurance Ltd.	150,000	*	0	—	2,073	*
CCI Investment Company Ltd.	40,000	*	0	—	553	*
CDC Financial Products Inc.	3,000,000	*	0	—	41,476	*
Charitable Convertible Securities Fund	0	—	960,000	*	12,000	*
Charitable Income Fund	0	—	270,000	*	3,375	*
Chicago Standard Insurance Company Ltd.	30,000	*	0	—	414	*
Citigroup Global Markets Inc.	2,500,000	*	5,000,000	1.1	97,063	*
Citigroup Global Markets Ltd.	10,000,000	1.0	0	—	138,255	*
Commonwealth Professional Assurance Co.	0	—	580,000	*	7,250	*
Concentrated Alpha Partners, L.P.	2,000,000	*	0	—	27,651	*
CQS Convertible & Quantatitive Strategies Master Fund Limited	0	—	15,000,000	3.3	187,500	*
Credit Industriel D’Alsace et de Lorraine	3,000,000	*	0	—	41,476	*
Credit Suisse First Boston Europe Limited	10,000,000	1.0	0	—	138,255	*
CSV Limited	0	—	2,400,000	*	30,000	*
Davidson Kempner Institutional Partners	7,788,000	*	0	—	107,672	*
Davidson Kempner International Limited	9,633,000	*	0	—	133,181	*
Davidson Kempner Partners	4,223,500	*	0	—	58,391	*
DBAG London	14,900,000	1.5	10,000,000	2.2	330,999	*
Deephaven Domestic Convertible Trading Ltd.	8,874,000	*	7,772,000	1.7	219,837	*
Defined Benefit Plan of Zeneca AG Product Holdings, Inc.	280,000	*	0	—	3,871	*
Defined Benefit Plans of ICI American Holdings, Inc.	210,000	*	0	—	2,903	*
Delta Air Lines Master Trust	500,000	*	0	—	6,912	*
Delta Air Lines Master Trust—International	90,000	*	0	—	1,244	*
Deutsche Asset Management Investmentgesellschaft Funds TRT	500,000	*	0	—	6,912	*
Deutsche Bank Securities Inc.	1,500,000	*	0	—	20,738	*
DL&C Insurance Company Ltd.	70,000	*	0	—	967	*
Dodeca Fund I, L.P.	460,000	*	0	—	6,359	*
Double Black Diamond Offshore LDC	8,287,000	*	0	—	114,571	*
Duke Endowment	215,000	*	0	—	2,972	*
DWS Investment GmbH	10,000,000	1.0	0	—	138,255	*
EB Convertible Securities Fund	0	—	1,480,000	*	18,500	*
Excellus Health Plan, Inc.	3,750,000	*	0	—	51,845	*
Fidelity Financial Trust: Fidelity Convertible Securities Fund	12,000,000	1.2	0	—	165,906	*
Field Foundation of Illinois	0	—	80,000	*	1,000	*
Forest Fulcrum Fund Ltd.	0	—	765,000	*	9,562	*
Forest Global Convertible Fund, Ltd. Class A-5	0	—	2,738,000	*	34,225	*
Forest Multi-Strategy Master Fund SPC	0	—	1,005,000	*	12,562	*
Forrestal Funding Master Trust	12,500,000	1.3	0	—	172,818	*
Gaia Offshore Master Fund Ltd.	5,600,000	*	7,400,000	1.6	169,922	*
General Motors Employees Global Group Pension Trust	0	—	1,541,000	*	19,262	*
GenCorp Foundation	0	—	65,000	*	812	*
Geode U.S. Convertible Arbitrage Fund, a series of Geode Investors, LLC	2,000,000	*	0	—	27,651	*
Georgia Municipal Retirement Trust Foundation	0	—	705,000	*	8,812	*
GLG Global Convertible Fund	0	—	6,400,000	1.4	80,000	*
GLG Global Convertible UCITS Fund	0	—	2,300,000	*	28,750	*
GLG Market Neutral Fund	0	—	51,000,000	11.3	637,500	*
Global Bermuda Limited Partnership	12,000,000	1.2	0	—	165,906	*
Hamburger Pensionskasse von 1905 VvaG	465,000	*	0	—	6,428	*

Name	Principal Amount of Series A Debentures Beneficially Owned That May Be Sold	Percentage of Series A Debentures Outstanding	Principal Amount of Series B Debentures Beneficially Owned That May Be Sold	Percentage of Series B Debentures Outstanding	Number of Shares of Common Stock Underlying the Debentures and Offered Hereby	Percentage of Common Stock Outstanding(1)
HBK Master Fund L.P.	10,000,000	1.0	0	—	138,255	*
Health Foundation of Greater Cincinnati	0	—	260,000	*	3,250	*
HFR CA Global Select Master Trust Account	200,000	*	0	—	2,765	*
HFR CA Select Fund	0	—	800,000	*	10,000	*
Highbridge International	35,000,000	3.6	25,000,000	5.6	796,392	*
HSH Nordbank International S.A. Luxembourg	25,000,000	2.6	0	—	345,637	*
ICI Canada, Inc. Pension Trust Fund	130,000	*	0	—	1,797	*
IL Annuity and Insurance Company	10,500,000	1.1	8,000,000	1.8	245,167	*
IMF Convertible Fund	0	—	1,300,000	*	16,250	*
Inflective Convertible Opportunity Fund I, L.P.	40,000	*	0	—	553	*
Invesco	0	—	15,600,000	3.5	195,000	*
Jersey (IMA) Ltd.	2,000,000	*	500,000	*	33,901	*
JMG Capital Partners, LP	41,250,000	4.2	16,500,000	3.7	776,551	*
JMG Triton Offshore Fund, Ltd.	56,500,000	5.8	32,750,000	7.3	1,190,515	*
J.W. McConnell Family Foundation	730,000	*	0	—	10,092	*
KBC Financial Products USA Inc.	0	—	250,000	*	3,125	*
KD Convertible Arbitrage Fund L.P.	2,000,000	*	0	—	27,651	*
Kenwood Insurance Company Ltd.	350,000	*	0	—	4,838	*
Key Trust Convertible Securities Fund	0	—	300,000	*	3,750	*
Key Trust Fixed Income Fund	0	—	360,000	*	4,500	*
Key-Royal Reinsurance Company Ltd.	60,000	*	0	—	829	*
Lakeshore International Limited	48,000,000	4.9	0	—	663,624	*
Lehman Brothers Inc.	2,000,000	*	0	—	27,651	*
LibertyView Funds L.P.	4,000,000	*	11,500,000	2.6	199,052	*
LibertyView Global Volatility Fund L.P.	4,000,000	*	1,000,000	*	67,802	*
LLT Limited	0	—	255,000	*	3,187	*
Lyxor/Forest Fund Ltd.	0	—	1,399,000	*	17,487	*
Lyxor Master Fund	4,800,000	*	2,600,000	—	98,862	*
Lyxor Zola Fund Limited	1,000,000	*	0	—	13,825	*
Lyxor/AM Investment Fund Ltd.	850,000	*	0	—	11,751	*
Lyxor/Gaia II Fund Ltd.	1,100,000	*	2,300,000	*	43,958	*
M.H. Davidson & Co.	355,500	*	0	—	4,914	*
Man Convertible Bond Master Fund, Ltd.	0	—	5,850,000	1.3	73,125	*
Marathon Global Convertible Master Fund	0	—	15,000,000	3.3	187,500	*
McMahan Securities Co. L.P.	500,000	*	500,000	*	13,162	*
MedAmerica Insurance Company	1,750,000		0	—	24,194	*
Mellon HBV Master Multi-Strategy Fund LP	500,000	*	0	—	6,912	*
Mellon HBV Master Convertible Arbitrage Fund LP	1,050,000	*	0	—	14,516	*
Merrill Lynch, Pierce, Fenner & Smith, Inc.	7,500,000	*	5,000,000	1.1	166,191	*
Microsoft Corporation—International	1,005,000	*	0	—	13,894	*
Mint Master Fund Ltd.	200,000	*	0	—	2,765	*
MLQA Convertible Securities Arbitrage Ltd.	0	—	5,000,000	1.1	62,500	*
MRM Performa International Convertible Bond Fund	640,000	*	0	—	8,848	*
MVI Investment Fund Ltd.	530,000	*	0	—	7,327	*
Nabisco Inc. Defined Benefit Master Trust	4,095,000	*	0	—	56,615	*
NGSC Insurance Company Ltd.	20,000	*	0	—	276	*
NMS Services (Cayman) Inc.	9,500,000	*	10,000,000	2.2	256,342	*
Nomura Securities International Inc.	30,000,000	3.1	0	—	414,765	*
OCM International Convertible Trust	655,000	*	0	—	9,055	*
Oconnor Global Convertible Arbitrage Master Ltd.	38,500,000	3.9	5,000,000	1.1	594,781	*
Oppenheimer Convertible Securities Fund	0	—	5,000,000	1.1	62,500	*
Palo Verde Insurance Company Ltd.	240,000	*	0	—	3,318	*
Partner Reinsurance Company, Ltd.—International	125,000	*	0	—	1,728	*

Name	Principal Amount of Series A Debentures Beneficially Owned That May Be Sold	Percentage of Series A Debentures Outstanding	Principal Amount of Series B Debentures Beneficially Owned That May Be Sold	Percentage of Series B Debentures Outstanding	Number of Shares of Common Stock Underlying the Debentures and Offered Hereby		Percentage of Common Stock Outstanding(1)
Pioneer U.S. High Yield Corp. Bond Sub Fund	0	—	4,000,000	*	50,000		*
Potlach	0		890,000	*	11,125		*
Quattro Fund Ltd.	0	—	4,800,000	1.1	60,000		*
RBC Alternative Assets LP	0	—	160,000	*	2,000		*
Relay 11 Holdings Co.	0		192,000	*	2,400		*
Rhapsody Fund, L.P.	0		20,000,000	4.4	250,000		*
San Diego County Employee Retirement Association	0	—	1,800,000	*	22,500		*
Satellite Asset Management, L.P.	30,000,000	3.1	0	—	414,765		*
Satellite Convertible Arbitrage Master Fund, LLC	14,000,000	1.4	0	—	193,557		*
Silver Convertible Arbitrage Fund, LDC	4,000,000	*	1,600,000	*	75,302		*
South Dakota Retirement System	5,000,000	*	0	—	69,127	(4)	*
Southern Farm Bureau Life Insurance	1,225,000	*	0	—	16,936		*
Sphinx Convertible Arbitrage Fund	126,000	*	128,000	*	3,342		*
Sphinx Convertible Arbitrage SPC	0		116,000	*	1,450		*
State Employees’ Retirement Fund of the State of Delaware—International	2,965,000	*	0	—	40,992		*
State of Florida Division of Treasury	4,555,000	*	3,225,000	*	103,287		*
St. Thomas Trading, Ltd.	0	—	9,150,000	2.0	114,375		*
Stamford Police Pension Fund	0	—	65,000	*	812		*
SunAmerica Value Fund	0	—	2,846,000	*	35,575		*
Sunrise Partners Limited Partnership	15,000,000	1.5	0	—	207,382		*
Swiss ReFinancial Products Corporation	12,000,000	1.2	0	—	165,906		*
Teachers Insurance and Annuity Association of America	27,500,000	2.8	0	—	380,201		*
The Captive Fixed Income Fund Ltd.	1,030,000	*	0	*	14,240		*
The Northwestern Mutual Life Insurance Company	10,000,000	1.0	0	—	138,255	(5)	*
Thrivent Financial for Lutherans	750,000	*	0	—	10,369	(6)	*
Topanga XI	2,300,000	*	1,900,000	*	55,548		*
Tricor Re Investment Fund Ltd.	210,000	*	0	—	2,903		*
Tufts Associated Health Plans	0	—	2,525,000	*	31,562		*
UBS AG London Branch	10,000,000	1.0	0	—	138,255		*
UBS Securities LLC	7,087,000	*	0	—	97,981		*
UMASS Memorial HealthCare	0	—	505,000	*	6,312		*
UMASS Memorial Investment Partnership	0	—	505,000	*	6,312		*
University of Massachusetts	0	—	385,000	*	4,812		*
Univest Convertible Arbitrage Fund Ltd.	0	—	164,000	*	2,050		*
Victory Convertible Securities Fund Investment Company	0	—	825,000	*	10,312		*
Wachovia Capital Markets LLC	16,250,000	1.7	0	—	224,664		*
Wachovia Securities LLC	0	—	3,089,000	*	38,612		*
Waterstone Market Neutral Fund, LP	942,000	*	0	—	13,023		*
Waterstone Market Neutral Offshore Fund, Ltd.	4,463,000	*	0	—	61,703		*
White River Securities L.L.C.	21,250,000	2.2	5,000,000	1.1	356,291		*
Windmill Master Fund, LP	17,000,000	1.7	0	—	235,033		*
Worldwide Transactions Ltd.	303,000	*	0	—	4,189		*
Xavex Convertible Arbitrage 2 Fund	0	—	1,100,000	*	13,750		*
Xavex Convertible Arbitrage 4 Fund	0	—	134,000	*	1,675		*
Xavex Convertible Arbitrage 10 Fund	2,300,000	*	1,200,000	*	46,798		*
Zazove Convertible Arbitrage Fund L.P.	0	—	6,500,000	1.4	81,250		*

Name	Principal Amount of Series A Debentures Beneficially Owned That May Be Sold	Percentage of Series A Debentures Outstanding	Principal Amount of Series B Debentures Beneficially Owned That May Be Sold	Percentage of Series B Debentures Outstanding	Number of Shares of Common Stock Underlying the Debentures and Offered Hereby	Percentage of Common Stock Outstanding(1)
Zazove Hedged Convertible Fund L.P.	0	—	4,200,000	*	52,500	*
Zazove Income Fund L.P.	0	—	2,500,000	*	31,250	*
Zeneca Holdings Pension Trust	800,000	*	0	—	11,060	*
Zola Partners, L.P.	1,000,000	*	0	—	13,825	*
Zurich Institutional Benchmark Management c/o Quattro Fund	0	—	1,200,000	*	15,000	*
Zurich Institutional Benchmarks Master Fund Ltd.	0	—	2,300,000	*	28,750	*

*	Less than 1%.
(1)	Calculated pursuant to Rule 13d-3(d)(i) of the Exchange Act using 585,444,115 shares of common stock outstanding as of September 30, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of a selling securityholder’s debentures. However, we did not assume the conversion of any other selling securityholder’s debentures.
(2)	Allstate Insurance Company also beneficially owns 249,200 shares of our common stock.
(3)	Allstate Life Insurance Company also beneficially owns 249,200 shares of our common stock.
(4)	South Dakota Retirement System also beneficially owns 99,100 shares of our common stock.
(5)	The Northwestern Mutual Life Insurance Company also beneficially owns 184,300 shares of our common stock.
(6)	Thrivent Financial for Lutherans also beneficially owns 5,350 shares of our common stock.